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                                                                    EXHIBIT 5(a)


                        [LETTERHEAD OF BROWN & WOOD LLP]



                                              September 19, 1997


INMC Mortgage Holdings, Inc.
155 North Lake Avenue
Pasadena, California  91101


Ladies and Gentlemen:


   We have acted as counsel for INMC Mortgage Holdings, Inc., a Delaware corporation, f/k/a CWM Mortgage Holdings, Inc. (the "Company"), in connection with the proposed filing with the Securities and Exchange Commission expected to be made on or about September 22, 1997 under the Securities Act of 1933, as amended, of a Registration Statement on Form S-8 (the "Registration Statement") for the purpose of registering 500,000 shares of Common Stock, par value $.01 per share (the "Common Stock"), of INMC Mortgage Holdings, Inc., together with such indeterminable amount of interests ("Interests") in the IndyMac/INMC Mortgage Holdings, Inc. 401(k) Plan (the "Plan") as may be purchased with contributions under the Plan. In such capacity, we have examined the Certificate of Incorporation and By-Laws of the Company, the Plan, and such other documents of the Company as we have deemed necessary or appropriate for the purposes of the opinion expressed herein.


   Based upon the foregoing, we advise you that, in our opinion, (i) the shares of Common Stock purchased with contributions under the Plan will be legally issued, fully paid and nonassessable and (ii) the Interests, to the extent such Interests vest to the benefit of the participants in the Plan, will have been duly and validly authorized and will be valid Interests.


   We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name wherever appearing in the Registration Statement and any amendment thereto.


                                         Very truly yours,



                                         /s/ Brown & Wood LLP

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